Exhibit 10.7
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                      MR3 TECHNOLOGY ACQUISITION AGREEMENT

         This Technology Acquisition Agreement ("Agreement") is made this 10th day of April, 2002 ("Effective Date"), by and between Linsa Associates, Ltd., with its principal place of business at Pasea Estate, P.O. Box 958, Road Town, Tortola, British Virgin Islands ("Purchaser") and MR3 Systems, Inc., with its principal place of business at Pier 54, San Francisco, California 94107 ("MR3").

                                    RECITALS

         A. MR3 owns all right, title, and interest in and to that certain technology and related documentation identified as MR3 Technology
("Technology"), the specifications for which are set forth in Exhibit A hereto;

         B. MR3 desires to sell, assign, grant, convey, and transfer the Technology to Purchaser, and Purchaser desires to buy and acquire the Technology, for use limited to the Restricted Area as defined in Exhibit B hereto, in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MR3 and Purchaser, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

1.       DEFINITIONS

         1.1. Technology means, collectively, the full version of the Technology, as specified in Exhibit A, together with any and all documentation, improvements, corrections, modifications, updates, enhancements or other changes, whether or not included in the current version.

         1.2. Technology Trade Secret means any scientific or technical information, design, process, procedure, formula, or improvement included in the Technology that is valuable, not generally known in the industry, and gives the owner of the Technology a competitive advantage over those competitors who do not know or use such information.

         1.3. Restricted Area means those countries and fields of use listed on the attached Exhibit B.

2.       CONVEYANCE OF RIGHTS

         2.1. For use only within the Restricted Area, MR3 hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Purchaser all of MR3's right, title, and interest in and to both the tangible and the intangible property constituting the Technology, in perpetuity (or for the longest period of time otherwise permitted by law), including the following corporeal and incorporeal incidents to the Technology:

                  (a) Title to and possession of the media, devices, and documentation that constitute all copies of the Technology, its component parts, and all documentation relating thereto, possessed or controlled by MR3, which are to be delivered to Purchaser pursuant to Section 3 of this Agreement; and

                  (b) All right, title, and interest of MR3 in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by MR3 pertaining to the Technology.
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3.       DELIVERY OF THE MAGNUM OPUS AND OTHER PHYSICAL OBJECTS

         3.1. Within thirty (30) days after the Effective Date of this Agreement, MR3 shall deliver to the Purchaser a copy of the Magnum Opus together with copies of all other documentation pertaining to the Technology referred to Exhibit A hereto.

         3.2. Unless otherwise agreed by the parties, MR3 will select the mode of shipment of such Section 3.1 items and the carrier and will be responsible for and pay all packing, shipping, freight and insurance charges.

4.       CONSIDERATION

         4.1. Profit Share. In consideration for MR3's execution of this Agreement and performance of the terms and conditions contained herein, Purchaser and MR3 agrees to share all the Distributable Profits (as defined in Section 4.3 below) to which they are collectively entitled on a 50/50 basis. Purchaser and MR3, collectively, shall be entitled to receive 100% of all Distributable Profits, less any percentage to which a third party is entitled.

         4.2.     Equity Share.

                  (a) MR3 shall have the right to acquire up to a 50% share in the equity held by Purchaser of any entity operating to exploit or commercialize the Technology under this Agreement (an "Operating Entity"), provided that MR3 may not acquire an equity share greater than that of Purchaser. The purchase price of any such equity share from Purchaser shall be calculated on the basis of the then book value of such Operating Entity at the time of such purchase. MR3 may effectuate such a purchase of equity from the Purchaser by either assigning all or a part of its share in Distributable Profits under Section 4.1 above, or by making a separate cash payment.

                  (b) Should Purchaser sell any of Purchaser's Equity Share in an Operating Entity, prior to MR3 having acquired all of the equity in such Operating Entity to which MR3 would be entitled under Section 4.2 (a) above, then Purchaser shall immediately distribute to MR3 that portion of the equity sale proceeds necessary to equalize the proceeds received by MR3 and Purchaser on a 50/50 basis.

         4.3. Distributable Profits. Is defined as Net Revenue, less any amounts held in reserve or required to be repaid to third party investors or lenders in connection with the financing of the construction or operation of any facilities necessary to exploit or commercialize the Technology under this Agreement. Net Revenue shall be defined as gross receipts less (i) the sales commissions and expenses from the sale of output from MR3 operations, (ii) Operating Expenses, and (iii) any taxes related hereto. Operating Expenses shall mean all costs and expenses incurred in connection with the acquisition, planning, maintenance, operation, technical support, and management of any facilities utilizing the Technology under this Agreement. Operating Expenses shall not include any costs or expenses incurred by either Purchaser or MR3 which are not directly related to, or allocatable to, the performance of either party under this Agreement.

         4.4. Purchases at Cost. Any goods or equipment purchased by Purchaser from MR3 under this Agreement shall be sold to Purchaser at MR3's cost for such items, including any shipping, insurance, taxes and like costs.

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5.       WARRANTIES OF TITLE

         5.1.     MR3 represents and warrants that:

                  (a) Purchaser shall receive, pursuant to this Agreement as of the Effective Date, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Technology.

                  (b) it has developed the Technology entirely through its own efforts for its own account and that the Technology is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.

                  (c) the Technology does not infringe any patent, copyright, or trade secret of any third party;

                  (d) the Technology has not been forfeited to the public domain; and that the for the Technology have been maintained in confidence;

                  (e) all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Technology either (1) have been party to a relationship with MR3 that has accorded MR3 full, effective, and exclusive original ownership of all tangible and intangible property arising with respect to the Technology or (2) have executed appropriate instruments of assignment in favor of MR3 as assignee that have conveyed to MR3 full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Technology;

6.       EXPORT CONTROLS AND RESTRICTIVE RIGHTS

         6.1. The Technology and all underlying documentation or information may not be exported, re-exported, or used by Purchaser or its affiliates, into or in any country outside the Restricted Area, if such activity would conflict with the territorial rights of any other party; provided, however, that exportation shall be permitted to the United States of America with the written consent of MR3, which consent shall not be unreasonably withheld. Purchaser acknowledges that any breach of this Section 6 will irreparably harm MR3. Accordingly, in the event of a breach, MR3 is entitled to promptly seek injunctive relief in addition to any other damages and remedies that MR3 may have at law or in equity.

7.       FURTHER ASSURANCES

         7.1. MR3 shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to evidence more fully the transfer of ownership of all of the Technology to Purchaser. MR3 therefore agrees:

                  (a) To execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Technology; and

                  (b) To provide testimony in connection with any proceeding affecting the right, title, or interest of Purchaser in the Technology; and

                  (c) To perform any other acts deemed necessary to carry out the intent of this Agreement.

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8.       PROTECTION OF TRADE SECRETS

         8.1. The parties agree to hold each other's Confidential Information in confidence for a period of ninety-nine (99) years following the Effective Date of this Agreement. The parties agree, that unless required by law, they shall not make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

         8.2. A party's "Confidential Information" shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is required to be disclosed by any judicial or governmental requirement or order (provided that Recipient timely advises the disclosing party of the governmental demand for disclosure).

9.       ACKNOWLEDGMENT OF RIGHTS; INTENT AND DUTY TO USE BEST EFFORTS

         9.1. In furtherance of this Agreement, MR3 hereby acknowledges that, from and after the Effective Date of this Agreement, within the Restrictive Area Purchaser has acceded to all of MR3's right, title, and standing to:

                  (a) Receive all rights and benefits pertaining to the Technology; and

                  (b) Institute and prosecute all suits and proceedings and take all actions that Purchaser, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Technology.

                  (c) Defend and compromise any and all such action, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and perform all other such acts in relation thereto as Purchaser, in its sole discretion, deems advisable.

         9.2. The intent of the parties under this Agreement is for Purchaser, within the Restricted Area, to exclusively use, commercialize and exploit the Licensed Technology, and to sublicense or assign to other entities the right to do the same, including the development, processing, manufacture and marketing of products and processing services and other revenue producing sources and activities.

         9.3. Purchaser shall devote its substantial time and diligent best efforts to realize and effectuate the intent of this Agreement and to manufacture, market, promote, and exploit the Licensed Technology in an effort to foster its commercialization and use, including the use of such best efforts to process, market and distribute products and processing services in the Restrictive Area in an efficient and expeditious manner.

10.      LIMITED WARRANTY; SUPPORT

         10.1. MR3 represents and warrants that the Technology conforms in all material respects to the functional Specifications set forth in Exhibit A. With that sole exception, OWNER ASSIGNS THE PROGRAM TO PURCHASER "AS IS," AND OWNER DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE PROGRAM, INCLUDING (WITHOUT LIMITATION) ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Purchaser's exclusive

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

                  remedy for breach of the foregoing warranty shall be to require MR3 to correct any material nonconformance to such Specifications or, at MR3's option, to receive repayment in full of the Purchase Price.

         10.2. During the term of this Agreement, MR3 shall provide full technical support to the Purchaser on an ongoing, "as needed" basis. All expenses, salaries, benefits and other obligations incurred for the provision of such technical support shall be paid by Purchaser.

11.      INDEMNITY

         11.1. Indemnification. MR3 will defend, at its sole expense, any claim, suit or proceeding brought against Purchaser which is based upon a claim that (i) the Technology infringes any patent, copyright, or trade secret, provided Purchaser gives MR3 written notice within thirty (30) days of receiving notice of such claim and provides MR3 reasonable cooperation in the defense of the claim. MR3 will pay any damages and costs assessed against Purchaser (or payable by Purchaser pursuant to a settlement agreement) in connection with the proceeding.

         11.2. Remedies of Purchaser. In the event that a court directs Purchaser to cease use of the Technology, MR3 will either (i) modify the Technology so that it is no longer infringing, or
                  (ii) procure for Purchaser the rights necessary for Purchaser to exploit the Technology at no expense to Purchaser. If MR3 is unable to comply with either subsection (i) or (ii), Purchaser, at its option may either replace the infringing portions of the Technology with non-infringing technology at MR3's expense, or terminate this agreement and receive a complete refund of the purchase price.

12.      MISCELLANEOUS

         12.1. Binding. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors, and assigns.

         12.2. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the United States and the State of California, as applied to agreements entered into and to be performed entirely within California between California residents.

         12.3. Notices. Any notices given by either party hereunder will be in writing and will be given by personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, to MR3 or Purchaser at their respective addresses specified above. All notices will be deemed effective upon personal delivery, or five (5) days following deposit in the U.S. mail, or two
                  (2) business days following deposit with any national overnight courier service.

         12.4. Entirety and Amendment. This Agreement and all exhibits hereto constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, any representations or communications. The terms of this Agreement may not be amended except by a writing executed by both parties.

         12.5. Force Majeure. Neither party will be in default if its performance is delayed or becomes impossible or impractical by reason of any cause beyond such party's reasonable control.

         12.6. Attorneys' Fees. Including an action for injunctive or declaratory relief, or to pursue damages for any breach of this Agreement, including all appeals, the prevailing party shall be entitled to recover reasonable attorneys' fees, litigation costs from the other party. The attorneys' fees and

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                  costs may be ordered by the court in the trial or appeal of any action described in this paragraph, or may be enforced in a separate action brought for determining attorneys' fees and costs.

         12.7. Except as otherwise provided by this Agreement, neither party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

         WHEREAS, the parties have executed this agreement in counterparts, each of which shall be deemed an original, as of the Effective Date first written above.

LINSA ASSOCIATES, LTD.                     MR3 SYSTEMS, INC.



By: /s/ FRANCESCO CASTELLAZZI              By: /s/ RANDALL S. REIS
    ---------------------------------          ---------------------------------
    Francesco Castellazzi, President           Randall S. Reis, Chairman and CEO


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

                                    EXHIBIT A

MR3 Technology:            includes the proprietary high affinity metals
                           extraction and metals separation technology owned by the and embodied in the MR3 Modules, and all of the trade secrets, know-how, show-how, inventions, patents including US Patent(s) and US Patent(s) applications, lab books, formulae, processes, computer systems, methods, discoveries, business methods, confidential information, expertise, copyrights, trademarks, service marks, plans, drawings, sketches, prototypes, tooling and information of any nature whatsoever which relates to the MR3 Modules and their implementation in a MR3
                           Facility, including but not limited to the Know-How for solubilizing metals as a method of feedstock preparation for the high affinity metals extraction process and the know-how for creating commercially valuable products from that process; developed, possessed, conceived and/or used by, including the Process Package and any modifications, improvements and translations thereof in respect of commercial and industrial uses, not in the public domain.

                           Know-How: includes all technical knowledge (whether or not patentable), unpatented inventions, manufacturing and operational procedures, processes, trade secrets, marketing techniques, skills and ideas, and current and accumulated experience, which has acquired or will acquire in connection with the MR3 Technology including, but not limited to, the following: (a) the amounts and types of locations, personnel, machinery, equipment, raw materials, chemicals and the like needed to create MR3 Modules and to operate MR3 Facilities for the production of End-Products and Processing Services, and (b) the proper engineering, construction, installation, maintenance, and repair of such System.

                           MR3 Facility: includes all the MR3 primary and secondary equipment, MR3 Modules, media, facility controls including, without limitation, instrumentation, primary and secondary control elements, shared display(s), control algorithms or any software based functions necessary and required to operate a plant, facility or system, and to commercially implement the MR3 Technology, which selectively removes targeted metals from feedstocks or metals streams via high affinity metals extraction to produce or render End-Products or Services. Each MR3 Facility contains one or more MR3 Modules to produce one or more specific metal End-Products or Processing Services.

                           MR3 Module: includes the media, the container(s) and the direct control system(s) for high affinity metals extraction, used in the MR3 Technology.

                           Process Package: includes the set of information and documentation required to design, specify, procure, build and operate a MR3 Facility including but not necessarily limited to Process Flow Drawing(s), General Arrangement Drawing(s), Piping and Instrumentation Diagrams, Detailed Process Description, Detailed Functional Control Description, Finalized Major Equipment List, and Major Process Equipment and Instrumentation Data Sheets.

                           Magnum Opus: the treatise and document, authored by Dr. Irving DeVoe and completed in April 1999, as well as any amendments, corrections, additions or updates that are made to it from time to time, containing an extensive background to the Technology, including, but also over and above the definitions of the Technology included in this document.

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

                                    EXHIBIT B


Restricted Areas is defined as the following countries:

         Taiwan
         China (including Hong Kong, Macau and Mongolia)
         Korea (except any transaction with Korea Zinc Co., Ltd.)
         Japan
         Australia
         Bahrain
         Brunei
         Cambodia
         Egypt
         Federated States of Micronesia
         Iran
         Iraq
         Jordan
         Kuwait
         Lebanon
         India
         Indonesia
         Israel
         Laos
         Malaysia
         Maldives
         Myanmar
         Nepal
         New Zealand
         North Korea
         Oman
         Pakistan
         Saudi Arabia
         Singapore
         Sri Lanka
         Syria
         Thailand
         The Philippines
         United Arab Emirates
         Vietnam
         Yemen